Exhibit 10.1

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is made as of the 13th day of September, 2019 (the “Effective Date”), by and between PR AMHURST LAKE LLC, a Delaware limited liability company (“Landlord”), and OMNICELL, INC., a Delaware corporation, f/k/a Omnicell Technologies, Inc. (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord, by its predecessors-in-interest (The Prudential Insurance Company of America and Amli Commercial Properties Limited Partnership), and Tenant entered into that certain Lease dated as of April 28, 1999 (the “Original Lease”), that certain First Amendment to Lease dated as of September 30, 1999 (the “First Amendment”), that certain Second Amendment to Lease made as of June 30, 2006 (the “Second Amendment”), and that certain Third Amendment to Lease made as of July 1, 2013 (the “Third Amendment”) (the Original Lease as amended by the First Amendment, Second Amendment and Third Amendment is hereinafter collectively referred to as the “Lease”), pursuant to which Tenant is leasing approximately 38,459 square feet of rentable area in the building located at 3661 Burwood Drive, Waukegan, Illinois;
WHEREAS, Landlord has succeeded to the interest of landlord in and to the Lease; and
WHEREAS, Landlord and Tenant desire to amend the Lease so as to extend the term thereof and otherwise amend the Lease as herein provided.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend the Lease as follows:
1.Definitions. Unless the context otherwise requires, any capitalized term used herein shall have its respective meaning as set forth in the Lease.
2.Integration of Amendment and Lease. This Amendment and the Lease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall, in all instances, control and prevail.
3.Extension. The Term of the Lease is currently scheduled to expire April 30, 2020. The Term of the Lease is hereby extended for a period of sixty (60) months, commencing on May 1, 2020, and expiring on April 30, 2025, unless the Lease shall be further extended or sooner terminated as provided therein and herein.
4.Base Rent. Effective as of May 1, 2020 (the “Extension Date”), Base Rent for the Premises shall be as set forth below and shall be paid in accordance with Section 4 of the Lease:

Period	Annual Base Rent	Monthly Base Rent
5/1/20 - 4/30/21	$246,137.64	$20,511.47
5/1/21 - 4/30/22	$252,291.12	$21,024.26
5/1/22 - 4/30/23	$258,598.44	$21,549.87
5/1/23 - 4/30/24	$265,063.44	$22,088.62
5/1/24 - 4/30/25	$271,690.08	$22,640.84

5.Additional Rent. Tenant shall continue to pay Additional Rent in accordance with Section 4 of the Lease and including Section 5 of the Third Amendment.
6.Condition of Premises.
(a)    Tenant acknowledges that it is in possession of the Premises and that it accepts the Premises in their “as is” condition. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Building (or to provide Tenant with any credit or allowance for the same), and no representation regarding the condition of the Premises or the Building, have been made by or on behalf of Landlord or relied upon by Tenant, except, as set forth in Section 7 below.
(b)    Notwithstanding anything contained herein, Landlord agrees to replace the roof of the Building no later than March 31, 2020 subject to Section 23.15 of the Lease.
7.Landlord’s Payment. Within thirty (30) days after the Effective Date, Landlord shall pay Tenant $115,377.00 (“Landlord’s Payment”) as additional consideration for entering into this Amendment. Notwithstanding the foregoing, if Tenant is in monetary default under the Lease after the expiration of applicable notice and cure periods (a “Default”), then in addition to all other rights and remedies available to Landlord, Landlord may recover an amount equal to Landlord's Payment multiplied by a fraction, the numerator of which is the number of full calendar months remaining in the Term following the date of such Default and the denominator of which is the number of full calendar months between the Effective Date and April 30, 2025.
8.Right to Extend. All of Tenant’s options to extend the Term of the Lease set forth in the Lease are hereby deleted and shall be of no further force and effect, including, without limitation, the rights set forth in Section 9 of the Third Amendment, Section 1 of the Second Amendment and the rights set forth in Section 25 of the Original Lease and, in lieu thereof, Tenant shall have the extension options hereinafter provided.
(a)    Provided that this Lease is then in full force and effect, that Tenant is not then in default under the Lease, and that Tenant is then occupying all of the Premises having been leased to Tenant in the Building, Landlord hereby grants to Tenant an option to extend the term of the Lease, on the same terms and conditions set forth in the Lease, for one (1) additional five (5) year term (the “Option Period”). Tenant’s right to exercise an option to extend shall be conditioned upon Landlord’s receipt, no later than nine (9) months prior to the then current expiration date of the Term of Tenant’s then current certified financial statements showing a creditworthiness at least equal to the creditworthiness demonstrated to Landlord by Tenant prior to execution of the Amendment. The Option Period shall be exercised, if at all, by written notice (the “Option Notice”) to Landlord given not later than nine (9) months prior to the then current expiration date of the Term, time being of the essence. Once the Option Notice is given, Tenant’s exercise of such option shall be irrevocable. If the Option Period hereby granted is not so exercised, Tenant shall have no further right to extend the Term of this Lease. The Base Rent during the Option Period shall be the greater of (i) the Base Rent in effect as of the then current expiration date of the Term, and (ii) the annual rate of Base Rent determined by Landlord in good faith to be the Market Rate of Base Rent (as hereinafter defined). Landlord’s good faith determination of the Base Rent for the Option Period shall be conclusive. Tenant may request in writing that Landlord provide written notice to Tenant of Landlord’s determination of Base Rent for the Option Period. Landlord shall provide Tenant with Landlord’s determination of Base Rent for the Option Period within thirty (30) days after receipt of Tenant’s written request therefore, but in no event shall Landlord be required to provide such determination earlier than ten (10) months prior to the then current expiration date of the Term. Landlord shall have no obligation to make improvements, decorations, repairs, alterations or additions to the Premises as a condition to Tenant’s obligation to pay rent for the Option Period.
(b)    Market Rate of Base Rent. As used in this Lease, the term “Market Rate of Base Rent” shall mean the then prevailing annual rental rate per square foot of rentable area of space in the Waukegan, Illinois, market area, comparable in area and location to the space for which the Market Rate of Base Rent is being determined and being renewed for a duration comparable to the period for which such space is to be renewed for periods commencing on or about the commencement of the term of such space, as determined by Landlord in good faith. The Market Rate of Base Rent shall be determined by taking into consideration comparable fact situations for lease renewals in comparable buildings in the Waukegan, Illinois, market area. In determining the Market Rate of Base Rent, the following shall be taken into consideration: use, location and floor level within the applicable building, the tenant improvements already in the space for which the Market Rate of Base Rent is being determined, the location, quality, age and reputation of the building, the definition of rentable area or net rentable area, as the case may be, with respect to which such rental rates are computed, leasehold improvements being provided (if any), rental concessions, abatements or other monetary inducements (if any), the term of the lease renewal under consideration and the extent of services provided thereunder, applicable distinctions between “gross” leases and “net” leases, base year figures (if any) for escalation purposes and other adjustments (including by way of indexes) to base rental (if any); and may take into consideration any other materially relevant term or condition in making such evaluation.

9.Mutual Representations. Tenant and Landlord represent and warrant to each other (a) it is not in default under any of the terms and provisions of the Lease, (b) to its knowledge, the other party is not in default in the performance of any of its obligations under the Lease, and (c) it has no defense, offset, lien, claims or counterclaim against the other party under the Lease or against the obligations of the other under the Lease (including, without limitation, any rentals or other charges due or to become due under the Lease).
10.No Broker. Tenant represents that Tenant has not dealt with any broker (other than Joseph Hamilton of Newmark Knight Frank and Christopher Volkert of Colliers International (the “Brokers”)) in connection with this Amendment and agrees to indemnify and hold Landlord harmless from all damages, liability and expense (including reasonable attorneys’ fees) arising from any claims or demands of any brokers or finders, other than the Brokers, for any commission alleged to be due such brokers or finders in connection with their participation in the negotiation with Tenant of this Amendment. Landlord shall be responsible for paying the Brokers’ commission due in connection with this Amendment pursuant to separate agreement.
11.Lease in Full Force and Effect. Except as expressly provided herein, all of the terms and provisions of the Lease shall remain in full force and effect. Without limiting the generality of the foregoing, Tenant acknowledges that Landlord’s liability is limited as set forth in Section 23.14 of the Lease and Tenant hereby remakes its representations and warranties set forth in Sections 10 and 11 of the Third Amendment as of the Effective Date hereof.

[Signatures on Following Page]

This Amendment is executed by the undersigned as of the Effective Date.

LANDLORD

PR AMHURST LAKE LLC,
a Delaware limited liability company

By: PRISA LHC, LLC, a Delaware limited
   company, its sole member

   By: /s/ Susan Lehman as Agent for Owner
   Name: Susan Lehman
   Title:   Sr. Vice President

TENANT OMNICELL, INC., a Delaware company By: /s/ Peter J. Kuipers_______________ Name: Peter J. Kuipers Title: EVP & Chief Financial Officer